EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SJW GROUP, INC.
SJW Group, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: The Corporation, in accordance with Section 102(a) of the Delaware General Corporation Law (the “DGCL”), hereby acknowledges that, as of the effectiveness of the filing of this Certificate of Amendment, its total assets, as defined in Section 503(i) of Title 8 of the Delaware Code, are not less than $10,000,000.
SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article I in its entirety and substituting the following therefor:
The name of the corporation is SJW Group (the “Corporation”).
THIRD: The foregoing amendment of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on the date set forth below.

SJW GROUP, INC.
By:	/s/ James P. Lynch
Name: James P. Lynch Office: President and Treasurer
Date:	November 14, 2016